Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 14, 2026, relating to the financial statements of MSGS Spinco, Inc. (the New York Rangers business of Madison Square Garden Sports Corp.), appearing in Form 10-12B/A of MSGS Spinco, Inc. for the year ended June 30, 2026.

/s/Deloitte & Touche LLP

New York, NY

October 22, 2026